CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for Good Harbor U.S. Tactical Core Fund, a series of the Northern Lights Fund Trust III, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment to the Northern Lights Fund Trust III Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

December 26, 2012